Investor Relations Line:
(818) 902-2701 www.supind.com

Contacts:
Superior Industries
Kerry Shiba
(818) 781-4973
NEWS RELEASE
FTI Consulting
Nathan Elwell
(312) 553-6706
Nathan.elwell@fticonsulting.com

Superior Industries Announces 2015 Outlook

SOUTHFIELD, MICHIGAN - January 19, 2015 - Superior Industries International, Inc. (NYSE:SUP), the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America, today announced its outlook for 2015.

2015 Outlook

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Based on the current economic and market outlook, Superior expects to report net sales in the range of $725 - $800 million. EBITDA (earnings before interest, taxes, depreciation and amortization) margins are expected to increase 100 to 200 basis points in 2015.

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Value-added sales, which primarily removes from net sales the value of aluminum that is passed through to customers, is expected to be in the range of $325 - $360 million. EBITDA margins measured as a percentage of value-added sales are expected to increase 350 to 500 basis points.

•	Capital expenditures for 2015 are expected to approximate $40 million, significantly lower than 2014 when the company was investing in the completion of its new manufacturing plant in Mexico.

•	Working capital is expected to be a net use of approximately$10 million for fiscal year 2015.

“2015 will be an important year for our company as we move toward full production capability in our new Mexican facility, continue to deliver high quality product and innovative ideas, while improving operational and administrative efficiencies. We are confident our investments in the business combined with our focus on operational excellence will allow us to reach double-digit EBITDA margins by 2017,” explained Don Stebbins, President and Chief Executive Officer of Superior Industries.

Underlying Assumptions

Based on IHS projections, the Company expects North American Light Vehicle production to grow approximately 2.2 percent to 17.4 million units in 2015.

Superior Industries will discuss its fiscal 2015 outlook in further detail during its fourth quarter and full-year 2014 earnings call.

About Superior Industries

Superior is the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America. From its plants in the U.S. and Mexico, the company supplies aluminum wheels to the original equipment market. Major customers include BMW, Chrysler, Ford, General Motors, Mitsubishi, Nissan, Subaru, Tesla, Toyota and Volkswagen. For more information, visit www.supind.com.

Non-GAAP Financial Information

We have not quantitatively reconciled differences between valued-added sales and EBITDA margins and their corresponding GAAP measures due to the inherent uncertainty regarding variables affecting the comparison of these measures. The magnitude of these differences, however, may be significant.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and can generally be identified by the use of future dates or words such as "may," "should," "could," “will,” "expects," "seeks to," "anticipates," "plans," "believes," "estimates," "intends," "predicts," "projects," "potential" or "continue" or the negative of such terms and other comparable terminology. These statements also include, but are not limited to, the 2015 outlook and projections for reported net sales, value-added sales, EBITDA margin, capital expenditures and the change in working capital, reaching full production levels in the new manufacturing facility in Mexico, continuing to deliver high quality product and innovative ideas to customers, improving operational and administrative efficiencies, reaching double-digit EBITDA margins in coming years and 2015 North American light-duty vehicle production, and are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, risks and uncertainties discussed from time to time in the company's Securities and Exchange Commission filings and reports, including the company's Annual Report on Form 10-K for the year ended December 29, 2013 and subsequent filings. You are cautioned not to unduly rely on such forward looking statements when evaluating the information presented in this press release. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.